UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 8, 2006
Date of Report (Date of earliest event reported)
EMDEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-24975	94-3236644

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361
(Address of principal executive offices, including zip code)
(201) 703-3400
(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     Emdeon Corporation has entered into a Stock Purchase Agreement, dated as of August 8, 2006 (which we refer to as the Purchase Agreement), with Sage Software, Inc., an indirect wholly-owned subsidiary of The Sage Group plc, pursuant to which Sage Software has agreed to purchase the Emdeon Practice Services segment of Emdeon. The purchase price is $565 million in cash and will be subject to customary adjustments based on net working capital at closing. Emdeon expects the closing to occur in September 2006, subject to satisfaction of customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     The Purchase Agreement contains representations and warranties, covenants, indemnification provisions and closing conditions that are customary for transactions of this type. The parties have agreed that $35 million of the purchase price will be placed into escrow as security for Emdeon’s indemnification obligations under the transaction agreements, with one-third of that amount scheduled to be released 12 months after the closing and the remaining two-thirds scheduled to be released 18 months after the closing, in each case subject to any paid or pending claims.
     Pursuant to the Purchase Agreement, Emdeon is selling to Sage Software all of the outstanding capital stock of Emdeon Practice Services, Inc., which owns all of the other subsidiaries included in our Emdeon Practice Services segment. Emdeon and Sage Software will make an IRC Section 338h(10) election and will treat this transaction as a sale of assets for tax purposes. Emdeon expects to recognize a taxable gain on the sale of the Emdeon Practice Services segment and to utilize a portion of its federal net operating loss (“NOL”) carryforwards to offset the gain on this transaction. Under the existing Tax Sharing Agreement between Emdeon and WebMD Health Corp. (which we refer to as WHC), an 85.8% owned subsidiary of Emdeon, Emdeon has agreed to reimburse WHC for any of its NOL carryforwards utilized by Emdeon in this transaction at the current federal statutory tax rate of 35%. Emdeon currently estimates that the amount of WHC’s NOL carryforwards to be utilized in this transaction will be approximately $240 million to $260 million, resulting in a cash reimbursement to WHC of $84 million to $91 million. Emdeon’s estimates of the amount of WHC’s NOL carryforwards to be utilized and of the related reimbursement is based on various assumptions and will not be finalized until the filing of Emdeon’s 2006 consolidated tax return.
          The Purchase Agreement is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference. This summary of the provisions of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement.

Item 7.01.	Regulation FD Disclosure
          On August 8, 2006, the Registrant issued a press release announcing its entry into the Stock Purchase Agreement described in Item 1.01 of this Current Report. A copy of the press release is attached as Exhibit 99.1. Exhibit 99.1 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (referred to as the Exchange Act), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits

The following exhibits are filed or furnished herewith:
10.1	Stock Purchase Agreement, dated as of August 8, 2006, between the Registrant and Sage Software, Inc.*

99.1	Press Release, dated August 8, 2006, regarding the Stock Purchase Agreement

*	The exhibits and schedules to the Stock Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request. The following exhibits are filed herewith:

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EMDEON CORPORATION
Dated: August 11, 2006	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Stock Purchase Agreement, dated as of August 8, 2006, between the Registrant and Sage Software, Inc.

99.1	Press Release, dated August 8, 2006, regarding the Stock Purchase Agreement